EXHIBIT 10.3

October 3, 2011

Paul Tobin

694 Spring Valley Road

St. Albans, MO 63073

RE: Employment Agreement

Dear Paul:

We are pleased to extend to you a contingent offer of employment as Chief Operating Officer. You will report to Mark Knoy, President and Chief Executive Officer. Following are the terms and conditions of our offer.

BASE PAY COMPENSATION

Your base annualized salary will be $260, 000. It will be paid in accordance with the Company’s regular payroll process and procedures and will be subject to all applicable withholdings.

INCENTIVE PAY COMPENSATION

You will be eligible to participate in the Company’s Annual Incentive Compensation (“AIC”) Plan that provides an “on-target” bonus equal to sixty-five (65%) of your base salary at 100% of corporate plan achievement, pro-rated for your time at ACL. Provided that you remain employed by ACL through the date of 2011 bonus payout, (i) Your 2011 bonus will be guaranteed at $126,750, reflecting 75% of the 2011 opportunity; (ii) The remaining 25% would be calculated against target attainment beyond 100%, if any.

PARTICIPATION PLAN

You will be eligible to participate in the Finn Holding Corporation Participation Plan, subject to the terms and conditions of the Plan. You will receive a grant award of performance units equal to 6.25% of the total employee performance units allocated to the Plan.

VACATION

You will be entitled to four (4) weeks of accrued paid vacation per calendar year beginning in 2012. You will have two (2) weeks of vacation for the remainder of 2011.

RELOCATION EXPENSES

ACL will provide you a gross lump sum payment of $100.000 for reasonable pre-approved expenses incurred for (a) real estate closing costs (i.e., legal fees, bank points, realtor commissions) for sale of your existing home and the purchase of a new residence in the Louisville area (b) full service transport of household belongings to the new home, (c) temporary living accommodations to June 30, 2012 and (d) weekly commute (St. Louis – Louisville) which accommodates your presence in the office from Monday to Friday. Non-qualified IRS location expenses which are subject to tax withholding and reporting will be grossed up.

American Commercial Lines

BENEFITS

Thirty (30) calendar days after your date of hire you and your qualified dependents will be eligible to participate in the Company’s health and welfare insurance programs that provide medical, dental and vision benefits. In addition, the Company provides life and accidental death and dismemberment insurance, and long-term disability insurance following thirty (30) calendar days after your date of hire. Short-term disability salary continuance eligibility occurs one year after your start date.

Please note that the health and welfare benefits program including carriers, plan features and contributions are subject to change from time to time.

RETIREMENT

Thirty (30) calendar days after your date of hire you will be eligible to participate in the Company’s savings and retirement 401(k) plan. This plan, which provides a Company matching contribution, allows participants to direct, on a pre- and post tax basis, income to the plan for long-term investment retirement purposes. Please note that the savings and retirement 401(k) plan including administrator, investment vehicles, fees, and the Company matching contribution are subject to change from time to time.

BUSINESS EXPENSES

All reasonable and necessary business travel, lodging, meals and other related business expenses incurred by you in the course of performing your duties shall be reimbursed.

CELL PHONE

ACL will reimburse your reasonable business expenses associated with the use of your personal cell phone.

PRE-EMPLOYMENT SCREEN

This employment offer is contingent upon successful completion of a background investigation and pre-employment drug screen.

AT WILL EMPLOYMENT

Your employment is at will, and either you or the Company may terminate the employment relationship at any time with or without cause. We ask that you give us at least two (2) weeks’ notice if you wish to terminate your employment.

RETURN OF COMPANY PROPERTY

Upon termination of your employment for any reason, you agree to return all documents, property, software, materials, information and other records of ACL or a Platinum Equity LLC affiliate or Platinum Equity LLC (individually and collectively, the “Group”), and all copies therefore, within your possession, custody or control, including but not limited to any material containing trade secrets or confidential information of the Group.

TRADE SECRETS/CONFIDENTIALITY

You agree not to disclose any trade secrets or confidential information of the Group to anyone else and to hold this information in confidence and use it solely on a need-to-know basis in the course of performing services for the company. Except in the performance of services for the company, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Group. The obligations of this paragraph shall continue during the term of your employment with the Group and (i) with respect to

American Commercial Lines

trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after the termination of your employment for any reason. As used in this letter, the term “trade secrets” means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Group or any of their respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Group (including information included in any “bound volumes” and document clips); information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of the Group; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.

NON-SOLICITATION

You agree that, except with the Group’s written consent, for a period of twelve (12) months immediately following termination of your employment with the company for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate, customer or prospect that was being pursued by the company (or of which you otherwise became aware or with which you had any contact) during the six (6) month period immediately preceding the termination of your employment. You also agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of the Group during the six (6) month period immediately preceding the termination of your employment, in an attempt to have such person terminate their employment relationship with the Group or to work in any capacity in any other corporation, association, or entity or business.

EXISTING AGREEMENT VIOLATION

You warrant that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Group constitute a violation of any non-compete, confidentiality or non-disclosure agreement.

SEVERANCE

In the event that your employment is terminated without cause during the first year of your ACL employment, the Company shall pay to you an amount equal to six (06) months of your then current base salary. Any payments made by the Company shall be governed and administered by the Company’s Severance Policy and (a) be subject to appropriate withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c) be contingent upon you executing a mutually acceptable severance agreement and release. After your first employment anniversary, your severance opportunity shall revert to the Company’s standard Severance Policy.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

American Commercial Lines

I look forward to the contributions you will make to the Company. Enclosed are two copies of this letter. Please sign both copies and return one to me.

Sincerely,

/s/ Mark K. Knoy

Mark K. Knoy

Chief Executive Officer

American Commercial Lines (ACL)

By signing below, I agree to accept employment with ACL under the terms outlined herein. I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I agree that I am not subject to any confidentiality or non-compete agreement that might be violated by accepting this Offer or that restrict my ability to fully perform my job with the Company. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that my employment with the Company is at will and either party can terminate this relationship at any time with or without cause. I acknowledge that this offer letter represents the entire agreement between me and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer are or will be binding on the Company.

/s/ Paul Tobin	10/10/2011
Paul A. Tobin	Date

American Commercial Lines